The Laclede Group

Equity Incentive Plan
Performance-Contingent
Restricted Stock Award Agreement

THIS AGREEMENT, made as of this 2nd day of November 2005, between The Laclede Group, Inc. (the “Company”) and [Participant Full Name] (the “Participant”).

Pursuant to the terms of the Company’s Equity Incentive Plan as approved by shareholders in January 2003 (the “Plan”), the Participant has been awarded shares of Restricted Stock conditioned upon the execution and delivery by the Company and the Participant of this Agreement setting forth the terms and conditions applicable to such award.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereto hereby agree as follows:

1. Award of Restricted Stock. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company awards to the Participant, effective as of the Award Date, a maximum of [Number of Shares] shares of Common Stock of the Company, subject to the terms, conditions and restrictions described in this Agreement and in the Plan (the “Performance-Contingent Restricted Stock”).

2. Award Date. The Award Date of the Performance-Contingent Restricted Stock awarded under this Agreement is November 2, 2005.

3. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Administrator, shall govern. All capitalized terms used herein, but not otherwise defined, shall have the meaning given to such terms in the Plan.

4. Restrictions and Conditions. Except as otherwise provided in this Agreement, Participant shall forfeit any and all right to the Performance-Contingent Restricted Stock under this Award upon Participant’s termination of employment for Cause prior to the lapse of restrictions as provided in Section 5. Notwithstanding the foregoing, if a Change in Control Termination, occurs (a) within two years following the Change in Control or (b) prior to the lapse of restrictions under section 5, whichever occurs first; this Award shall be deemed earned at target performance level, and the restrictions shall be deemed lapsed as to such number of shares of Performance-Contingent Restricted Stock determined by multiplying the total shares subject to this Award by a fraction the numerator of which is the number of months in the Performance Period to the date of the Change in Control and the denominator of which is the total number of months in the Performance Period.

5. Lapse of Restrictions. The Participant accepts this Performance-Contingent Restricted Stock Award and agrees that the restrictions relative to the Award shall lapse only following the conclusion of the Performance Period and only to the extent the Administrator determines, in its sole discretion, that the Performance Contingency set forth on Appendix A to this Agreement has been met or exceeded. If the Administrator determines that:

(a)	the Target level of performance has been achieved, the restrictions relative to all of the shares of Performance-Contingent Restricted Stock shall lapse and the Participant shall become vested in all of such shares,

(b)	the Threshold level of performance has been achieved, the restrictions relative to 50% of the shares of Performance-Contingent Restricted Stock shall lapse and the Participant shall become vested in 50% of the Performance Contingent Restricted Stock, or

(c)	performance has been achieved between the Threshold and Target levels of performance, the Administrator shall interpolate for performance between the Threshold and Target levels and shall determine the additional number of shares of Performance Contingent Restricted Stock as to which the restrictions shall lapse, such additional number to be determined by the Administrator in its discretion.

Vesting of any shares under this Agreement shall occur on the date of the anniversary of the Award Date following the certification of the satisfaction of the Performance Contingency by the Board of Directors; provided, that no shares shall vest if Participant is terminated for Cause prior to the vesting date. Any shares as to which any or all of the Performance Contingency has not been satisfied shall be forfeited.

In addition, if a Participant dies during the Performance Period or leaves the employment of the Company due to retirement (including early retirement and disability retirement) or disability during the Performance Period, the Participant will be eligible to earn a prorated Award based on the number of full months as a Participant during the Performance Period, as the Administrator may determine, and will be eligible to receive the underlying shares if the Performance Contingency is satisfied and the restrictions lapse as outlined in this Section 5.

6. Shareholder Rights. Participant shall have all of the rights of a shareholder of the Company with respect to shares of Performance-Contingent Restricted Stock, including the right to vote and to receive dividends, but remain subject to the non-transferability restrictions set forth in Section 8 of this Agreement.

7. How Shares are Held. The Performance-Contingent Restricted Stock shall be held by a Company custodian until all of the restrictions have lapsed and all applicable terms and conditions have been met. The Company shall cause the shares of Performance-Contingent Restricted Stock to be issued without a restrictive legend to be issued when all restrictions lapse as provided in Section 5.

8. Shares Non-Transferable. Shares of Performance-Contingent Restricted Stock awarded hereunder shall not be transferable by Participant and may not be, sold, assigned, disposed of, or pledged or hypothecated as collateral for a loan or as security for performance of any obligation or for any other purpose until after the restrictions have lapsed as provided in Section 5.

9. Right to Continued Employment. Nothing in this Agreement shall confer on the Participant any right to continuance of employment by the Company or a subsidiary nor shall it interfere in any way with the right of Participant’s employer to terminate Participant’s employment at any time.

10. Tax Withholding and Tax Election. The Company shall not be obligated to transfer any shares of Performance-Contingent Restricted Stock until Participant pays to the Company in cash, or any other form of property acceptable to the Company, the amount required to be withheld for any federal, state or local income, FICA or other taxes of any kind with respect to such shares. The Participant may, by notice to the Company, elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable, such reduction to be calculated based on the Fair Market Value of the Common Stock on the date the restrictions lapse as provided in Section 5. The Company and its subsidiaries shall, to the extent permitted by law, have the right to deduct such taxes, from any payment of any kind otherwise due to Participant. Until the restrictions have lapsed as provided in Section 5, any dividends paid relative to the Performance Contingent Restricted Stock shall be treated as compensation and subject to tax withholdings in accordance with tax laws then in effect.

The Participant may, but is not required to, elect to apply the rules of Section 83(b) of the Internal Revenue Code, as amended (“Code”) to the issuance of the shares of Performance-Contingent Restricted Stock that is subject to a substantial risk of forfeiture. If the Participant makes an affirmative election under Section 83(b) of the Code, the Participant must file such election within 30 days after the date of this Agreement with the Internal Revenue Service and notify the Company within 30 days after making such election.

11. Confidential Information and Restrictions on Soliciting Employees. Notwithstanding any provision of this Agreement to the contrary, all proceeds realized, or that could be realized on sale of the Shares by the Participant as a result of this Award, shall be payable to the Company by the Participant if, during the period beginning on the date hereof and ending eighteen months following the date the Participant’s employment with the Company and its subsidiaries terminates provided that such termination is other than a Change in Control Termination, the Participant: (1) discloses Confidential Information, as defined below, to any person not employed by the Company or not engaged to render services to the Company; or (2) Solicits Employees, as defined below.

For purposes of this Section 11, “Confidential Information” means any confidential information obtained by the Participant while in the employ of the Company or a subsidiary, including, without limitation, any of the Company’s or subsidiary’s inventions, processes, methods of distribution, customers or trade secrets; provided, however, that this provision shall not preclude the Participant from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Company or subsidiary or from disclosure required by law or court order.

“Solicits Employees” means the Participant’s direct or indirect hire, solicit to hire, or attempt to induce any employee of the Company or a subsidiary (who is an employee of the Company or a subsidiary as of the time of such hire or solicitation or attempt to hire) or any former employee of the Company or a subsidiary (who was employed by the Company or a subsidiary within the 12-month period immediately preceding the date of such hire or solicitation or attempt to hire) to leave the employment of the Company or a subsidiary.

12. Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter and may only be amended by mutual written consent of the parties.

13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri, without regard to the provisions governing conflict of laws.

14. Compliance with Laws and Regulations. The obligation of the Company to deliver shares of Performance-Contingent Restricted Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

15. Participant Acknowledgment. By accepting this Award, the Participant acknowledges receipt of a copy of the Plan, and acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final and conclusive.

In addition, the Participant acknowledges that violation by the Participant of Section 11 of this Agreement will obligate the Participant to pay to the Company all proceeds realized or that could be realized by the Participant as a result of this Award.

The Laclede Group, Inc.

By:

D. H. Yaeger

Title: Chairman of the Board, President and Chief Executive Officer

[Participant]

Appendix A to

Performance Contingent Restricted Stock Award to [Participant Full Name]

Performance Period. The “Performance Period” for this Award shall be the period beginning November 2, 2005 and ending September 30, 2008.

Performance Contingency. The “Performance Contingency” for this Award is comprised of two performance measures: EPS Growth, weighted at 70%, and Dividend Growth, weighted at 30%.

i)	EPS Growth – EPS Growth is measured as the average of the annual earnings per share of common stock for fiscal years 2006, 2007 and 2008. The Threshold and Target levels of performance are:

Threshold: average of $    per share or above;

Target: average of $    per share or above.

ii)	Dividend Growth – Dividend Growth is measured as the total dividends per share declared on the Company’s common stock in fiscal year 2008. The Threshold and Target levels of performance are:

Threshold: dividends declared of $    per share or above;

Target: dividends declared of $    per share or above.